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                                                                    EXHIBIT 99.1
                                                                    ------------
                                                                   PRESS RELEASE
UNITED AUTO GROUP FORM 8-K DECEMBER 22, 1999
[UNITED AUTO LETTERHEAD]








Contact:   Sam DiFeo                                   Jim Davidson
           President                                   Executive Vice President-
                                                       Finance
           201 324-2592                                201 324-2676

FOR IMMEDIATE RELEASE
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UNITEDAUTO GROUP ANNOUNCES STOCK REPURCHASE PROGRAM

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         Detroit, MI, December 22, 1999 - UnitedAuto Group, Inc. (NYSE: UAG)
announced today that its Board of Directors has authorized the repurchase of up to 10% of the total outstanding stock of the Company. Shares may be acquired from time to time over a two-year period either through open market purchases, negotiated transactions, or other means based upon market conditions.

         "We believe the repurchase of our own shares will enable us to take advantage of an attractive investment opportunity given the current price level of our stock," Roger S. Penske, Chairman, said. "This repurchase program will allow our shareholders to most effectively realize the benefits of our ongoing success."

         The repurchase of shares of common stock by the Company will increase the ownership interest of Penske Capital Partners above 40% of the total ownership of the Company. If this occurs, the Company plans to make an offer to purchase the outstanding Senior Subordinated Debentures due 2007 at a change of control redemption price of 101% of par. Under the terms of the Debentures, a change of control would occur when Penske Capital's beneficial ownership is increased above 40% of the outstanding voting stock of the Company. As of December 21, 1999 there was $151 million principal amount of these Debentures outstanding.




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         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 103 franchises in 16 states and Puerto Rico. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors, including economic conditions, manufacturer approvals and acquisition risks that could affect these results are described in reports and documents filed by the Company with the Securities and Exchange Commission.

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Media Contact:

Phillip M. Hartz
Senior VP, Corporate Communications
(212) 715-8629